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EXHIBIT 3.11B

Certificate of Amendment

TO ARTICLES OF

THE O. S. KELLY COMPANY

CARL ULTES, President, and LOUISE K. ULTES, Secretary, of The O. S. Kelly Company, an Ohio corporation, with its principal office located at Springfield, Ohio, do hereby certify that all of the holders of the shares of said corporation entitling them to vote on the proposal to amend the articles of incorporation thereof, as contained in the following consent, did, and pursuant to the General Code Section 8623-46, consent in writing at a meeting, at which meeting a quorum of each shareholder (and each class thereof), was present in person or by proxy and that by the unanimous consent of the holders of shares entitling them to exercise all of the voting power of the corporation on such proposal (there being no preferred or other class of shares authorized) the following consent to amendment was adopted:

"That Article Fourth of the Articles of Incorporation of The O. S. Kelly Company be and the same is hereby amended so that the authorized common capital stock of said Company is decreased from Three Hundred and Fifty Thousand ($350,000.00) Dollars, divided into Thirty-Five Hundred (3500) shares, to One Hundred Seventy-Five Thousand ($175,000.00) Dollars, divided into One Thousand Seven Hundred Fifty (1,750) shares of One Hundred ($100.00) Dollars each, otherwise the Articles of Incorporation of said Company, as heretofore filed, are to remain unchanged."

"That pursuant to the foregoing amendment, the authorized and outstanding common capital of said Company be reduced from Three Hundred and Fifty Thousand ($350,000.00) Dollars to One Hundred Seventy-Five Thousand ($175,000.00) Dollars, and that such reduction be effected by proper entry on the books of accounts, reducing and writing down the Common Capital Stock Account represented by the uncancelled One Thousand Seven-Hundred Fifty (1,750) outstanding common capital shares from Three Hundred Fifty Thousand ($350,000.00) Dollars to One Hundred Seventy-Five Thousand ($175,000.00) Dollars and that the President and Secretary of the Company be instructed to file in the office of the Secretary of State of Ohio, a certificate containing a copy of this Consent to Amendment and a statement of the manner of its adoption."

    IN WITNESS WHEREOF, said CARL ULTES, President, and LOUISE K. ULTES, Secretary, of THE O. S. KELLY COMPANY, acting for and on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this 12th day of April, 1950.

By	/s/ CARL ULTES (Carl Ultes) President
By	/s/ LOUISE K. ULTES (Louise K. Ultes) Secretary

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  EXHIBIT 3.11B
Certificate of Amendment TO ARTICLES OF THE O. S. KELLY COMPANY